Exhibit 3.4.1

HISTORY OF BYLAWS

of

4therapy.com NETWORK

Formerly known as Qualified Care Incorporated

a California corporation

February 1, 1999	Adopted by Incorporator.

February l, 1999	Approved by the Sole Director.

May 5, 2000	Common and Series A holders approved amendment to bylaws section 3.02 to authorize number of directors to a range of not less than 5 nor more than 9 and fixed at 5.

October 7, 2005	Sole Shareholder and Board of Directors approved amendment to Section 3.02 to provide that the authorized number of directors be changed to two (2).

BY-LAWS

OF

QUALIFIED CARE INCORPORATED

ADOPTED February 1, 1999

ARTICLE I

OFFICES

1.01 Principal Office - The principal office of the Corporation shall be determined by the Board of Directors who may change such location from time to time.

1.02 Other Offices – The Board of Directors may establish other offices wherever the Corporation is qualified to do business. If any offices, including the principal, are in California, the Board shall designate one of the California offices as the principal business office in California.

ARTICLE II

SHAREHOLDERS

2.01 Place of Meetings - All meeting of the shareholders shall be held at the executive offices of the Corporation or at such other place as designated by the Board of Directors.

2.02 Annual Meeting - The annual meeting of the shareholders shall be held each year at such time and place as the Board of Directors shall determine. The First shareholders meeting must take place within 15 months after the Articles of Incorporation were filed with the Secretary of State, and each annual meeting must be held within 15 months of the preceding annual meeting.

2.03 Special Meetings - Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board (if any), the President, a Vice President, or shareholders holding shares that total ten percent or more of all shares entitled to vote at such a meeting. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

2.04 Notice of Shareholders’ Meetings—Contents - The shareholders shall be notified in accordance with Section 2.05. The shareholders entitled to vote and to be notified shall be determined in accordance with Section 2.06.

The notice of any meeting shall set forth the time and place of the meeting. The notice for any special meeting shall state the general nature of the business to be transacted. The notice for any annual meeting shall state those matters that the Board intends (as of the date of the notice) to present to the shareholders.

In addition, the notice of any meeting must state the general nature of any proposed action to approve any of the following matters:

(i)	A transaction in which a director has a financial interest, within the meaning of Section 310 of the California Corporations Code;

(ii)	An amendment of the articles of incorporation under Section 902 of that Code;

(iii)	A reorganization under Section 1201 of that Code;

(iv)	A voluntary dissolution under Section 1900 of that Code; or

(v)	A distribution in dissolution that requires approval of the outstanding shares under Section 2007 of that Code.

2.05 Notice of Meetings - Manner - All notices shall be sent not fewer than 10 or more than 60 days before the date of the meeting. Notices shall be given personally, by first-class mail, by telegraphic or other written communication. Notices shall be addressed to the shareholder at the address which appears on the Corporation’s books for the purpose of such notice, or in the absence thereof, as provided by law. Notices are considered to be given at the time of personal delivery or when they are otherwise sent.

The Corporation’s secretary, or such other person who gives such notices, shall execute an affidavit of service regarding all notices, shall execute an affidavit of service regarding all notices for meetings and same shall be filed and kept in the Minute Book of the Corporation.

2.06 Record Date for Notices, Dividends and Voting - The shareholders who are entitled to receive of and vote at shareholders’ meeting, to receive dividends, or to give written consent to corporate action without a meeting, are those shareholders as shown on the corporate books as of the record date. The record date shall be fixed by the Board and shall not be less than 10 nor more than 60 days before any other action. If no record date is set, the record date shall be that established by law. The established record date shall apply to any meeting unless the meeting is adjourned for more than 45 days after the original date set for the meeting or unless another record date is established by the Board.

2.07 Quorum - A quorum consisting of a majority of all outstanding shares of the Corporation must be present in person or by proxy in order to transact business. However, if a quorum is not present at a meeting, a majority of those present may adjourn the meeting. Also, if a quorum is present at a meeting, the meeting may continue to transact business despite the withdrawal of shareholders, leaving less than a quorum, provided that no action may be taken unless approved by a majority of the shares required to constitute a quorum.

2.08 Notice of Adjourned Meetings - If a shareholders’ meeting is adjourned and the time and place of the adjourned meeting is announced at the meeting to be adjourned, no further notice is required to be given unless a new record date is fixed. A new record date must be fixed and new notices given if the adjournment is for more than 45 days from the date set for the original meeting.

2.09 Voting - Each share held of record as of the record date shall be entitled to one vote on matters submitted to the shareholders.

Election of directors must be by ballot if demanded by any shareholder.

Shareholders may cumulate votes for any candidate whose name has been placed in nomination at an election of directors if at least one shareholder has given notice at the meeting, prior to the vote, of the intent to cumulate votes. If the cumulative voting is allowed, shareholders may have a number of votes equal to the number of directors, multiplied by the number of votes to which the shareholder would be entitled if cumulative voting were not allowed.

2.10 Waiver of Proper Notice - Notice of any meeting may be waived in writing by any shareholder either before or after such meeting. If any action is taken or proposed to be taken which is specified in Section 601 (f) of the California Corporations Code, the waiver of notice must state the general nature of the action or proposed action. (These matters are set forth in Section 2.04, supra.) Any shareholder who appears at a meeting in person or by proxy and who does not object to the lack of notice at the beginning of the meeting or object at any time during the meeting, to the failure to include matters required by law in the notice, shall likewise be considered to have waived the requirement of notice. All such waivers shall have the same effect as proper notice.

2.11 Actions Without Meetings - The shareholders may take any action without a meeting that could be taken with a meeting. To do this, the same number of shareholders must consent in writing as would be required to vote for such action were a meeting to be held with all shareholders present and voting. However, the election of directors must be written consent of all shareholders unless the election is to fill a vacancy which was not caused by the removal of a director.

If the consents of all shareholders were not solicited in writing, notice must be given to all shareholders who did not consent. Such notice shall be given promptly in the manner provided in Section 2.05 to all shareholders who did not consent. If shareholder approval is required by California Corporations Code Sections 310, 317. 1201 or 2007, this notice of approval must be given at least ten days before the consummation of any action authorized by the approval.

2.12 Proxies - Every shareholder entitled to vote can vote and be represented by written proxy filed with the secretary of the Corporation. A proxy is only valid for 11 months unless it states otherwise. A proxy that does not state that it is irrevocable may be revoked by a writing or subsequent proxy delivered to the secretary of the Corporation or by the shareholder attending a meeting and voting in person.

2.13 Inspectors of Election - One or three inspectors may be appointed by the Board of Directors prior to any meeting or by the Chairman at the meeting.

Inspectors shall be appointed at the request of any shareholder (with a majority of the shareholders at the meeting determining the number). Nominees for office may not serve as inspectors. If any inspector fails to act, the Chairman of the meeting shall appoint a substitute inspector.

The inspector shall: (a) determine if there is a quorum; (b) determine who is entitled to vote and the voting power of each; (c) receive, count and tabulate all votes, ballots or consents; (d) hear and determine all challengers relating to the right to vote; (e) determinate when the vote shall end; (f) determine the result; and (g) take any proper action to fairly conduct the election or vote.

2.14 Conduct of Meetings - Subject to the requirements of applicable law, all annual and special meetings of shareholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine and, as to matters not governed by such rules and procedures, as the Chairman of such meeting shall determine. The chairman of any annual or special meeting of shareholders shall be designated by the Board of Directors and, in the absence of any such designation, shall be the Chief Executive Officer of the Corporation.

ARTICLE III

DIRECTORS

3.01 Management - The Corporation shall be managed by the Board of Directors. All corporate powers shall be exercised under the direction and control of the Board of Directors. The directors shall perform their duties, including any committee assignments in good faith and with the best interest of the Corporation in mind. Such actions shall be taken with due care and reasonable inquiry by the Board of Directors.

3.02 Number of Directors and Election - The Board of Directors shall be elected at the annual meetings of the shareholders. Each director, including any director elected to fill a vacancy for the remainder of a term, shall hold office until that director’s successor shall be elected and qualified. The number of members on the Board may be changed by amendment to these by-laws, or if set forth in the Article of Incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The number of members on the Board shall be three (3).

3.03 Vacancies - A Vacancy may be created by resignation, death, removal of a director, by an increase in the authorized number of directors, or by the failure of the shareholders to elect the full authorized number of directors.

Except for a vacancy caused by the removal number of director, vacancies on the board may be filled by approval of the board or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with section 307 of the Corporations Code, or (3) a sole remaining director.

Any vacancy may be filled by a majority vote of the shareholders at a meeting of the shareholders at which a quorum is present or by the written consent of a majority of the shareholders.

3.04 Resignations - Any director may resign by giving written notice of the officers of the Corporation or the Board of Directors. The resignation will be effective immediately unless the notice designates a later time. A successor may be elected to take office when the resignation becomes effective.

3.05 Compensation of Directors - The Board of Directors may resolve to compensate the directors for their services to the Board and its committees. Directors may receive additional compensation for serving the Corporation in some other capacity.

3.06 Meetings of the Board - The directors shall hold an organizational meeting each year immediately following the adjournment of the annual meeting of the shareholders. No notice is required. Other regular meetings may be established by resolution of the Board with all members notified of the resolution. Special meetings may be called at any time by the President, Vice President, Secretary, or by any two directors.

3.07 Notice of Special Meetings - Verbal or written notice must be received by each director or by a person at the director’s office who can reasonably be expected to communicate it promptly to the director at least forty-eight (48)

hours before the meeting. A mailed notice is valid if it is mailed at least four (4) days prior to the meeting to the director at the address shown for such director on the corporate records.

3.08 Waiver of Notice - Any director shall waive the right to notice for any meeting when the director signs a written consent, attends the meeting without protest at the beginning of the meeting as to the lack of adequate notice, or signs an approval of the minutes of the meeting.

3.09 Meeting by Telephone - Any or all Board members may participate in a Board meeting by telephone provided that all participating members can hear one another.

3.10 Minutes of Meetings - Accurate minutes must be kept of any meeting of the Board or any of its committees as required by the Secretary or other designated officer.

3.11 Place for Meetings - The meetings shall be held at the principal executive office of the Corporation or such other location as designated by the Board.

3.12 Meeting Procedure - The rules of procedure for holding meetings shall be approved by the Board of Directors. In the absence of such rules, the Chairman of the Board or of the meeting shall determine the proper procedure.

3.13 Actions, Without Meetings - The Board may take any action without the necessity of having a meeting if all Board members consent thereto in writing. Such consents shall be filed with the regular minutes of the Board.

3.14 Quorum - A quorum of a majority of directors shall be required for the transaction of business.

3.15 Adjournment of Meetings - A majority of those present at any meeting, whether not a quorum, may adjourn the meeting to another time and place. Those who are not present need not be notified unless the meeting is adjourned for more than twenty-four (24) hours. Notice of any adjourned meeting is sufficient if given prior to the adjourned time.

3.16 Committees - The Board may by resolution appoint committees to be composed of two (2) or more members of the Board. The Board may delegate such powers to these committees as it chooses except those powers which may not be delegated in accordance with Section 311 of the California Corporations Code. The Board may appoint a non-director to sit on committees except for those committee which cannot be delegated in accordance with Section 311 of the California Corporation Code.

ARTICLE IV

OFFICERS

4.01 Officers - The Corporation shall have a President, a Chief Financial Officer, a Secretary, and such other officers, including a Chairman of the Board, as may be designated by the Board. Unless the Board of Directors shall otherwise determine, the President shall be the Chief Executive Officer of the Corporation. Officers shall have such powers and duties as may be specified by, or in accordance with, resolutions of the Board of Directors. In the absence of any contrary determination by the Board of Directors, the Chief Executive Officer shall, subject to the power and authority of the Board of Directors, have general supervision, direction and control of the officers, employees, business, and affairs of the Corporation.

4.02 Limited Authority of Officers - No officer of the Corporation shall have any power or authority outside the normal day-to-day business of the Corporation to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable in connection with any transaction unless so authorized by the Board of Directors.

4.03 Election and Term - The officers of the Corporation shall be chose annually by the Board of Directors subject to the right of the Board to fill any vacancy or to select subordinate officers at any time. All officers will hold office until they resign, are removed, become disqualified to serve, or until a successor has been elected and qualified.

4.04 Removal and Resignation - Any officer may resign by giving written notice to the Corporation setting forth the time when such resignation is to take effect, if not to take effect immediately.

Any officer may be removed, without cause, by the Board of Directors.

Any such removal or resignation will be without prejudice to any contractual right of the officer or of the corporation.

4.05 Compensation - The Board of Directors shall establish the compensation of all officers from time to time.

4.06 President - The President shall preside over all meetings of the Board, unless a Chairman of the Board is elected, shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board, have general control over the business and officers of the Corporation. The President shall also preside over all meetings of the shareholders.

4.07 Chief Financial Officer - The Chief Financial Officer shall keep and maintain adequate and correct records of all business properties and transactions including full accounts of all assets, liabilities, receipts, disbursement, gains, losses, capital, earnings (or surplus) and shares. All such records shall be open to inspection by any director at all reasonable times.

4.08 Secretary - The Secretary shall keep records of all meetings of the Board of Directors and shareholders. Such records shall be kept at the principal office of the Corporation or at such other place as requested by the Board and shall be open to inspection by the Board at any reasonable time. The records of all meetings shall include the time, place, and nature of the meeting, how authorized, what notification was provided, the names of all present, the number of shares of all shareholders present or represented at a shareholders’ meeting, and a full account of proceedings of the meeting.

The Secretary will also keep a record of all shares of the Corporation. This record shall include the name and address of each shareholder, the shares held by each, and a record of all transactions relating to shares of the Corporation.

The Secretary shall also give or keep record of notices of all meetings or shareholders, the Board of Directors, and any committees of the Board.

The Secretary shall also keep and protect the Seal of the Corporation.

ARTICLE V

RECORDS AND REPORTS

5.01 Shareholder Records - The Corporation shall keep a record of the names and addresses of all shareholders and the number and class of shares held by each. Such records shall be kept at the principal executive office of the Corporation or at the office of its transfer agent or registrar, as determined by the Board of Directors.

5.02 By-laws - The by-laws shall be kept at the principal executive office of the Corporation. A copy of the by-laws will be kept at the principal business office in the State of California.

5.03 Minutes and Accounting Records - Minutes will be kept of all proceedings of the shareholders, Board of Directors, and committees of the Board. These records and all accounting books and records shall be kept at the principal executive office of the Corporation or at such other place as is designated by the Board.

5.04 Inspection of Records and By-laws - The directors and shareholders shall be allowed to inspect the books and records of the Corporation in accordance with Sections 1600 to 1602 of the California Corporations Code.

The by-laws of the Corporation shall be available for inspection by any shareholder or director at all reasonable times during office hours. If the Corporation has no principal business office in California, the Secretary shall furnish any shareholder with a copy of the by-laws, by mail, upon written request.

5.05 Waiver of Annual Report - The Annual Report to shareholders referred to in Section 1501 of the California Corporation Code will not be provided unless the Corporation shall have over one hundred (100) shareholders. The Board is free to issue any other reports as it considers appropriate.

ARTICLE VI

SHARES OF STOCK

6.01 Certificate for Shares - Certificates shall be issued for all shares of the Corporation in a form determined by the Board. The certificates shall be signed by the President and Secretary or other officers authorized by law or by the Board. The certificates shall state the name of the holder or the shares and the number of shares represented by the certificate. The shares shall also state the designation of any class or series of shares represented thereby and any statement or legend required by law. The shares shall be dated and issued and numbered in consecutive order.

6.02 Transfer on the Books - The ownership of shares may be accomplished by surrendering the shares to the Secretary or transfer agent duly endorsed or with property evidence of succession, assignment or authority to transfer same. The Corporation shall then issue a new certificate to the proper party, cancel the old certificate, and record these transactions upon its books.

6.03 Lost of Destroyed Certificates - New share certificates may be issued to replace certificates that were lost, stolen or destroyed. However, the Board may require that the owner provide the Corporation with an adequate bond (or other security) to indemnify the Corporation.

ARTICLE VII

GENERAL MATTERS

7.01 Signing Corporate Checks - The Board of Directors shall determine by resolution, from time to time, which persons are authorized to sign or endorse checks or other orders for the payment of money in the name of the Corporation.

7.02 Contracts - The Board of Directors may authorize by resolution that specified officers or agents may enter into contracts and execute instruments in the name of and on behalf of the Corporation. The authorization may be general or may be confined to specified matters. Without such authorization, no one may contractually bind the Corporation, except as provided by Section 313 of the California Corporation Code.

7.03 Indemnification - This corporation may indemnify and hold harmless each “agent” of the Corporation, as the term “agent” is defined in Section 317(a) of the California General Corporation Law, from and against any expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any “proceeding” (as defined in said Section 317(a) to the full extent permitted by applicable law.

The corporation may advance to its agents expenses incurred in defending any proceeding prior to the final disposition thereof to the full extent and in the manner permitted by applicable law.

7.04 Insurance - The Corporation shall have power to purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such whether or not the Corporation would have the power to indemnify the agent against such liability.

7.05 Voting of Shares in Other Corporations - If the Corporation holds shares of other corporations, such shares may be voted as determined by the Board of Directors, or if they fail to act, by the President or his/her designate. The authority to vote includes the authority to execute a proxy.

Approved:	February l, 1999

CERTIFIED THAT THIS IS A CORRECT COPY OF THE BY-LAWS

/s/ Howard A. Brown
HOWARD A. BROWN, Chairman

/s/ Howard A. Brown
HOWARD A. BROWN, Secretary